Exhibit 99.1
M & F WORLDWIDE CORP.
REPORTS SECOND QUARTER AND FIRST HALF 2010 RESULTS
M & F Worldwide Corp. to Hold Conference Call on August 11, 2010
     New York, NY — August 5, 2010 — M & F Worldwide Corp. (“M & F Worldwide” or the “Company”) (NYSE: MFW) today reported results for the second quarter and six months ended June 30, 2010. Additionally, M & F Worldwide filed its quarterly report on Form 10-Q with the Securities and Exchange Commission today.
     M & F Worldwide will host a conference call to discuss its second quarter 2010 results on August 11, 2010, at 9:00 a.m. (EDT). The conference call will be accessible by dialing (800) 230-1085 in the United States and (612) 288-0329 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the United States and (320) 365-3844 internationally; Access Code: 165957. The replay will be available from 11:00 a.m. (EDT) Wednesday, August 11, 2010, through 11:59 p.m. (EDT) Wednesday, August 25, 2010.
Second Quarter 2010 Highlights
•	Net revenues of $451.3 million, down $0.6 million, or 0.1%, as compared to the second quarter of 2009.

•	Operating income of $79.5 million, up $9.5 million, or 13.6%, as compared to the second quarter of 2009.

•	Net income of $29.8 million, up $0.7 million, or 2.4%, as compared to the second quarter of 2009. Net income for the second quarter of 2009 includes the impact of an $8.9 million ($5.5 million after tax) gain on early extinguishment of debt.
Second Quarter 2010 Performance
Consolidated Results
     Consolidated net revenues decreased by $0.6 million, or 0.1%, to $451.3 million for the second quarter of 2010 from $451.9 million for the second quarter of 2009. The decrease was primarily due to volume declines at Harland Clarke and Scantron, partially offset by revenues related to the SubscriberMail and Protocol IMS acquisitions completed in the fourth quarter of 2009 at the Harland Clarke segment, increased revenues per unit, and an increase in shipment volumes of pure licorice derivatives at the Licorice Products segment.
     Operating income increased by $9.5 million, or 13.6%, to $79.5 million for the second quarter of 2010 from $70.0 million for the second quarter of 2009. The increase was primarily due to a $6.6 million decrease in restructuring costs and labor cost reductions resulting from restructuring activities. These increases were partially offset by volume declines in the Harland Clarke and Scantron segments, a $0.6 million non-cash asset impairment charge related to facilities that are held for sale at the Harland Clarke segment and a change in the mix of products sold resulting in lower average revenues per unit and increased raw material costs as a percentage of sales at the Licorice Products segment.
     Net income increased by $0.7 million, or 2.4%, to $29.8 million for the second quarter of 2010 from $29.1 million for the second quarter of 2009. The increase in net income was primarily due to improvements in operating income, which increased $9.5 million ($5.8 million after tax) and interest expense, which declined $5.4 million ($3.3 million after tax) as compared to the second quarter of 2009, partially offset by an $8.9 million ($5.5 million after tax) gain on early extinguishment of debt related to the purchase of $24.2 million principal amount of Harland Clarke Holdings’ Senior Notes for aggregate consideration of $14.6 million in the second quarter of 2009.
     Adjusted EBITDA increased by $1.8 million, or 1.4%, to $127.7 million for the second quarter of 2010 from $125.9 million for the second quarter of 2009. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues for the Harland Clarke segment increased by $1.0 million, or 0.3%, to $307.3 million for the second quarter of 2010 from $306.3 million for the second quarter of 2009. The increase was primarily due to the acquisitions of SubscriberMail and Protocol IMS, revenues from the addition of new clients, a one-time payment resulting from the loss of a client, and increased revenues per unit. These increases were partially offset by volume declines in check and related products and other one-time nonrecurring items. Operating income for the Harland Clarke segment increased by $14.0 million, or 26.8%, to $66.3 million for the second quarter of 2010 from $52.3 million for the second quarter of 2009. The increase in operating income was primarily due to a $9.5 million decrease in restructuring costs, labor cost reductions resulting from restructuring activities and the one-time payment resulting from the loss of a client, partially offset by volume declines and a $0.6 million non-cash asset impairment charge related to facilities that are held for sale. Operating income for the second quarters of 2010 and 2009 includes restructuring costs of $1.6 million and $11.1 million, respectively.
     Net revenues for the Harland Financial Solutions segment increased by $0.4 million, or 0.6%, to $70.1 million for the second quarter of 2010 from $69.7 million for the second quarter of 2009. Increases in maintenance revenues, outsourced host processing revenues, early termination fees and term license revenues were partially offset by decreases in hardware sales and other license revenues. Operating income for the Harland Financial Solutions segment increased by $0.2 million, or 1.8%, to $11.4 million for the second quarter of 2010 from $11.2 million for the second quarter of 2009. The increase in operating income was primarily due to a decrease in compensation expense related to an incentive agreement from an acquisition and a $0.6 million decrease in restructuring costs, partially offset by increases in foreign currency transaction losses, labor costs, and amortization expenses resulting from the reclassification of the Harland Clarke tradename from an indefinite-lived to a definite-lived intangible asset in the fourth quarter of 2009. Operating income for the second quarter of 2010 includes charges of $0.4 million for compensation expense related to an incentive agreement from an acquisition and $0.2 million for restructuring costs. Operating income for the second quarter of 2009 includes charges of $1.1 million for compensation expense related to an incentive agreement from an acquisition and $0.8 million for restructuring costs.
     Net revenues for the Scantron segment decreased by $1.6 million, or 3.2%, to $49.1 million for the second quarter of 2010 from $50.7 million for the second quarter of 2009. The decrease was primarily due to declines in service maintenance, hardware and forms revenues, partially offset by increases in revenues from web-based products and services for the education market and from sales of a newly introduced solution that assists financial institutions with the implementation of recent changes to federal regulations regarding overdraft services provided to financial institution customers. Operating income for the Scantron segment decreased by $4.9 million, or 73.1%, to $1.8 million for the second quarter of 2010 from $6.7 million for the second quarter of 2009. The decrease in operating income was primarily due to a $3.5 million increase in restructuring costs, costs in connection with investments in growth initiatives in 2010, and volume declines, partially offset by decreases in integration expenses. Operating income for the second quarters of 2010 and 2009 includes restructuring costs of $5.2 million and $1.7 million, respectively.
     Net revenues for the Licorice Products segment increased by $2.5 million, or 9.8%, to $28.0 million for the second quarter of 2010 from $25.5 million for the second quarter of 2009. Magnasweet and pure licorice derivative sales increased by $2.0 million primarily due to an increase in shipment volumes of pure licorice derivatives. Sales of licorice extract to the worldwide tobacco industry increased by $0.9 million, primarily due to the timing of shipments during the 2010 period compared to the 2009 period. Sales of licorice extract to non-tobacco customers decreased by $0.4 million primarily due to the unfavorable impact of the U.S. dollar translation of Mafco Worldwide’s Euro denominated sales related to the stronger dollar in the 2010 period versus the 2009 period. Operating income for the Licorice Products segment decreased by $0.7 million, or 8.9%, to $7.2 million for the second quarter of 2010 from $7.9 million for the second quarter of 2009. The decrease in operating income was primarily due to a change in the mix of products sold resulting in lower average revenues per unit and increased raw material costs as a percentage of sales.
First Half 2010 Performance
Consolidated Results
     Consolidated net revenues decreased by $7.7 million, or 0.8%, to $908.5 million for the first half of 2010 from $916.2 million for the first half of 2009. The decrease was primarily due to volume declines at Harland Clarke and Scantron, partially offset by revenues related to the SubscriberMail and Protocol IMS acquisitions and increased revenues per unit at the Harland Clarke segment and to an increase in shipment volumes of pure licorice derivatives at the Licorice Products segment.
     Operating income increased by $29.2 million, or 21.1%, to $167.5 million for the first half of 2010 from $138.3 million for the first half of 2009. The increase was primarily due to a $14.5 million decrease in restructuring costs, labor cost reductions resulting from restructuring activities, and increased revenues per unit in the Harland Clarke segment. These increases were partially offset by volume declines in the Harland Clarke and Scantron segments, a $0.6 million non-cash asset impairment charge related to facilities that are held for sale at the Harland Clarke segment and a change in the mix of products sold resulting in lower average revenues per unit and increased raw material costs as a percentage of sales at the Licorice Products segment.

     Net income decreased by $17.0 million, or 21.1%, to $63.4 million for the first half of 2010 from $80.4 million for the first half of 2009. The decrease in net income was primarily due to a $61.5 million ($38.0 million after tax) gain on early extinguishment of debt related to the purchase of $114.7 million principal amount of Harland Clarke Holdings’ Senior Notes for aggregate consideration of $49.7 million in the first half of 2009. The decrease in net income was partially offset by improvements in operating income, which increased $29.2 million ($17.8 million after tax), and interest expense, which declined $13.4 million ($8.2 million after tax), as compared to the first half of 2009.
     Adjusted EBITDA increased by $12.0 million, or 4.8%, to $260.2 million for the first half of 2010 from $248.2 million for the first half of 2009. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues for the Harland Clarke segment decreased by $4.4 million, or 0.7%, to $617.0 million for the first half of 2010 from $621.4 million for the first half of 2009. The decrease was primarily due to volume declines in check and related products and one-time nonrecurring items, partially offset by the SubscriberMail and Protocol IMS acquisitions, revenues from the addition of new clients, increased revenues per unit, and a one-time payment resulting from the loss of a client. Operating income for the Harland Clarke segment increased by $28.7 million, or 27.8%, to $131.9 million in the 2010 period from $103.2 million in the 2009 period. The increase in operating income was primarily due to a $15.1 million decrease in restructuring costs, labor cost reductions resulting from restructuring activities, increased revenues per unit, and the one-time payment resulting from the loss of a client, partially offset by volume declines and a $0.6 million non-cash asset impairment charge related to facilities that are held for sale. Operating income for the first half of 2010 and 2009 includes restructuring costs of $3.3 million and $18.4 million, respectively.
     Net revenues for the Harland Financial Solutions segment increased by $0.5 million, or 0.4%, to $139.4 million for the first half of 2010 from $138.9 million for the first half of 2009. Increases in maintenance revenues, outsourced host processing revenues, early termination fees and term license revenues were partially offset by decreases in hardware sales and other license revenues. Operating income for the Harland Financial Solutions segment increased by $4.2 million, or 22.6%, to $22.8 million in the 2010 period from $18.6 million in the 2009 period. The increase in operating income was primarily due to a $2.8 million decrease in restructuring costs, a decrease in compensation expense related to an incentive agreement from an acquisition, labor costs reductions resulting from restructuring activities, and increased revenues, partially offset by increases in amortization expenses resulting from the reclassification of the Harland Clarke tradename from an indefinite-lived to a definite-lived intangible asset in the fourth quarter of 2009, selling expenses, and foreign currency transaction losses. Operating income for the first half of 2010 includes charges of $0.8 million for compensation expense related to an incentive agreement from an acquisition and $0.4 million for restructuring costs. Operating income for the first half of 2009 includes charges of $2.1 million for compensation expense related to an incentive agreement from an acquisition and $3.2 million for restructuring costs.
     Net revenues for the Scantron segment decreased by $4.9 million, or 4.7%, to $100.2 million for the first half of 2010 from $105.1 million for the first half of 2009. The decrease was primarily due to declines in service maintenance, forms and hardware revenues, partially offset by increases in revenues from web-based products and services for the education market and from sales of a newly introduced solution that assists financial institutions with the implementation of recent changes to federal regulations regarding overdraft services provided to financial institution customers. Operating income for the Scantron segment decreased by $2.4 million, or 17.8%, to $11.1 million in the 2010 period from $13.5 million in the 2009 period. The decrease in operating income was primarily due to a $3.4 million increase in restructuring costs, costs in connection with investments in growth initiatives in 2010, and volume declines, partially offset by decreases in integration expenses. Operating income for the first half of 2010 and 2009 includes restructuring costs of $6.5 million and $3.1 million, respectively.
     Net revenues for the Licorice Products segment increased by $4.0 million, or 7.8%, to $55.2 million for the first half of 2010 from $51.2 million for the first half of 2009. Magnasweet and pure licorice derivative sales increased by $2.7 million primarily due to an increase in shipment volumes of pure licorice derivatives. Sales of licorice extract to non-tobacco customers increased by $1.3 million primarily due to an increase in shipment volumes to confectionary customers and the favorable impact of the U.S. dollar translation of Mafco Worldwide’s Euro denominated sales due to the weaker dollar in the 2010 period versus the 2009 period. Sales of licorice extract to the worldwide tobacco industry were unchanged in the 2010 period compared to the 2009 period. Operating income for the Licorice Products segment decreased by $2.2 million, or 13.5%, to $14.1 million in the 2010 period from $16.3 million in the

2009 period. The decrease in operating income was primarily due to a change in the mix of products sold resulting in lower average revenues per unit and increased raw material costs as a percentage of sales.
About M & F Worldwide
     M & F Worldwide has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Harland Clarke is a provider of checks and related products, direct marketing services and customized business and home office products. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a leading provider of data management solutions and related services to educational, healthcare, commercial and governmental entities. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries.
Forward-Looking Statements
     This press release contains forward-looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond M & F Worldwide’s control. All statements other than statements of historical facts included in this press release, including those regarding M & F Worldwide’s strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although M & F Worldwide believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in M & F Worldwide’s Securities and Exchange Commission filings and others, the following factors may cause M & F Worldwide’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (2) additional government regulation of tobacco products, tobacco industry litigation or enactment of new or increased taxes on cigarettes or other tobacco products, to the extent any of the foregoing curtail growth in or actually reduce consumption of tobacco products in which licorice products are used or place limitations on the use of licorice extracts as additives used in manufacturing tobacco products; (3) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (4) unfavorable foreign currency fluctuations; (5) difficult conditions in financial markets, the downturn in and potential worsening of general economic and market conditions and the impact of the credit crisis; (6) M & F Worldwide’s substantial indebtedness; (7) covenant restrictions under M & F Worldwide’s indebtedness that may limit its ability to operate its business and react to market changes; (8) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods, a decline in consumer confidence and/or checking account openings and other factors, and our ability to grow non-check-related product lines; (9) consolidation among or failure of financial institutions, decreased spending by financial institutions on our products and services and other adverse changes among the large clients on which M & F Worldwide depends, resulting in decreased revenues and/or pricing pressure; (10) the ability to retain M & F Worldwide’s clients; (11) the ability to retain M & F Worldwide’s key employees and management; (12) lower than expected cash flow from operations; (13) significant increases in interest rates; (14) intense competition in all areas of M & F Worldwide’s business; (15) interruptions or adverse changes in M & F Worldwide’s supplier relationships, technological capacity, intellectual property matters, and applicable laws; (16) decreases to educational budgets as a result of the continued general economic downturn and the resulting impact on Scantron’s customers; (17) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating acquisitions; (18) M & F Worldwide’s ability to successfully integrate and manage future acquisitions; (19) M & F Worldwide’s ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from acquisitions; (20) acquisitions otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with M & F Worldwide’s servicing its debt obligations; and (21) weak economic conditions and declines in the financial performance of our businesses that may result in material impairment charges.
     You should read carefully the factors described in M & F Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarterly period ended June 30, 2010 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.

Non-GAAP Financial Measures
     In this release, M & F Worldwide presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding M & F Worldwide that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
     EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). M & F Worldwide presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in M & F Worldwide’s industries.
     M & F Worldwide believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, M & F Worldwide utilizes EBITDA when interpreting operating trends and results of operations of its business.
     M & F Worldwide also uses EBITDA for the following purposes: Mafco Worldwide’s and Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. M & F Worldwide’s subsidiaries executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by M & F Worldwide and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to M & F Worldwide to invest in the growth of its business.
     In addition, in evaluating EBITDA, you should be aware that in the future M & F Worldwide may incur expenses such as those excluded in calculating it. M & F Worldwide’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
     EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	it does not reflect M & F Worldwide’s cash expenditures and future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, M & F Worldwide’s working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on M & F Worldwide’s debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in M & F Worldwide’s statements of cash flows; and

•	other companies in M & F Worldwide’s industries may calculate EBITDA differently from M & F Worldwide, limiting its usefulness as a comparative measure.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of M & F Worldwide’s business or as a measure of cash that will be available to M & F Worldwide to meet its obligations. You should compensate for these limitations by relying primarily on M & F Worldwide’s GAAP results and using EBITDA only supplementally.
     M & F Worldwide presents Adjusted EBITDA as a supplemental measure of its performance. M & F Worldwide prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of M & F

Worldwide’s ongoing operating performance. Such items include, but are not limited to, gain on early extinguishment of debt, restructuring costs, intangible asset impairment charges, deferred purchase price compensation related to an acquisition and certain acquisition accounting adjustments. You are encouraged to evaluate each adjustment and the reasons M & F Worldwide considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, M & F Worldwide may incur expenses, including cash expenses, similar to the adjustments in this presentation. M & F Worldwide’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
For additional information contact:
Christine Taylor
(212) 572-5988
- tables to follow -

M & F Worldwide Corp. and Subsidiaries
Consolidated Statements of Income
(in millions, except per share data)

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Product revenues, net	$374.0	$377.4	$756.8	$766.2
Service revenues, net	77.3	74.5	151.7	150.0

Total net revenues	451.3	451.9	908.5	916.2
Cost of products sold	217.9	225.2	444.6	460.4
Cost of services provided	40.8	38.0	78.5	77.9

Total cost of revenues	258.7	263.2	523.1	538.3

Gross profit	192.6	188.7	385.4	377.9
Selling, general and administrative expenses	105.5	105.1	207.1	214.9
Asset impairment charges	0.6	—	0.6	—
Restructuring costs	7.0	13.6	10.2	24.7

Operating income	79.5	70.0	167.5	138.3
Interest income	0.3	0.4	0.6	0.9
Interest expense	(30.8)	(36.2)	(61.4)	(74.8)
Gain on early extinguishment of debt	—	8.9	—	61.5
Other (expense) income, net	—	(0.1)	(0.2)	0.8

Income before income taxes	49.0	43.0	106.5	126.7
Provision for income taxes	19.2	13.9	43.1	46.3

Net income	$29.8	$29.1	$63.4	$80.4

Earnings per common share:
Basic	$1.54	$1.51	$3.28	$4.16

Diluted	$1.53	$1.50	$3.26	$4.14

Weighted average number of shares used in per share calculations:
Basic shares	19.3	19.3	19.3	19.3

Diluted shares	19.4	19.3	19.4	19.3

M & F Worldwide Corp. and Subsidiaries
Business Segment Information
(in millions)

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net revenues
Harland Clarke segment	$307.3	$306.3	$617.0	$621.4
Harland Financial Solutions segment	70.1	69.7	139.4	138.9
Scantron segment	49.1	50.7	100.2	105.1
Licorice Products segment	28.0	25.5	55.2	51.2
Eliminations	(3.2)	(0.3)	(3.3)	(0.4)

Total net revenues	$451.3	$451.9	$908.5	$916.2

Operating income
Harland Clarke segment	$66.3	$52.3	$131.9	$103.2
Harland Financial Solutions segment	11.4	11.2	22.8	18.6
Scantron segment	1.8	6.7	11.1	13.5
Licorice Products segment	7.2	7.9	14.1	16.3
Corporate	(7.2)	(8.1)	(12.4)	(13.3)

Total operating income	$79.5	$70.0	$167.5	$138.3

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions):

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income	$29.8	$29.1	$63.4	$80.4
Interest expense, net	30.5	35.8	60.8	73.9
Provision for income taxes	19.2	13.9	43.1	46.3
Depreciation and amortization	40.0	41.2	80.7	82.0

EBITDA	119.5	120.0	248.0	282.6
Adjustments:
Restructuring costs (a)	7.0	13.6	10.2	24.7
Deferred purchase price compensation (b)	0.4	1.1	0.8	2.1
Asset impairment charge (c)	0.6	—	0.6	—
Gain on early extinguishment of debt (d)	—	(8.9)	—	(61.5)
Impact of acquisition accounting adjustments (e)	0.2	0.1	0.6	0.3

Adjusted EBITDA	$127.7	$125.9	$260.2	$248.2

(a)	Reflects restructuring costs, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses.

(b)	Reflects charges accrued under a deferred purchase price agreement required to be recorded as compensation expense in selling, general and administrative expense resulting from an acquisition.

(c)	Reflects non-cash impairment charges from the write-down of assets held for sale.

(d)	Reflects gains from the purchase of Harland Clarke Holdings bonds at less than their principal amount.

(e)	Reflects the non-cash fair value deferred revenue adjustments related to acquisition accounting.